Exhibit 99.1

INTERNATIONAL SEAWAYS REPURCHASES SHARES

New York, NY – December 17, 2021 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products announced today that that in connection with its existing $50.0 million share repurchase program, the Company has repurchased 1,077,070 shares of its common stock in open-market purchases in December, at an average price of $15.44 per share, for a total cost of approximately $16.7 million. The shares repurchased will be retired. The Company has approximately $33.3 million available under the $50.0 million share repurchase program, authorized by the Board of Directors in August 2020 for a 24-month period.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 86 vessels, comprised of 13 VLCCs (including three newbuildings), 13 Suezmaxes, five Aframaxes/LR2s, eight Panamaxes/LR1s and 41 MR tankers and four Handy tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s planned merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2020 for the Company, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, the Company’s Registration Statement on Form S-4 dated May 5, 2021, the Company’s Amended Registration Statement on Form S-4 dated June 4, 2021, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com